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                                                                         (h)(4)

                 FORM OF AMENDMENT TO ADMINISTRATION AGREEMENT

         This AMENDMENT to ADMINISTRATION AGREEMENT, effective as of ________________, 2008, by and between HARDING, LOEVNER FUNDS, INC. ("HLF"), a corporation organized under the laws of the State of Maryland (the "Fund") and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company ("State Street").

         WHEREAS, the Fund and Investors Bank & Trust Company ("IBT") entered into an Administration Agreement dated as of June 1, 1999, as amended from time to time (the "Administration Agreement"); and

         WHEREAS, IBT merged with and into State Street, effective July 2, 2007, with the result that State Street now serves as Administrator under the Administration Agreement;

         WHEREAS, the Fund has requested that State Street amend the Administration Agreement and State Street has agreed to do so as an accommodation to the Fund notwithstanding that as amended, the Administration Agreement is not identical to the form of administration agreement customarily entered into by State Street as administrator, in order that the services to be provided to the Fund and its separate Series by State Street, as successor by merger to IBT, may be made consistently and predictably to the Fund and its separate Series.

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

1.       Amendment of the Administration Agreement.

         (a) The Administration Agreement is hereby amended to replace all references to "Investors Bank & Trust Company" or "the Bank" with references to "State Street Bank and Trust Company" or "State Street," respectively.

         (b) Section 12 of the Administration Agreement is hereby amended to amend the notice address to State Street, as follows:

             "To State Street:

                    STATE STREET BANK AND TRUST COMPANY
                    John Hancock Tower
                    200 Clarendon Street, JHT
                    Boston, Massachusetts 02116
                    Attention: _______________
                    Telephone: 617-937-_______
                    Telecopy:  617-937-_______"

         (c) Appendix A to the Agreement is hereby deleted in its entirety and replaced with the attached Appendix A hereto.

2.       Miscellaneous.

         (a) Except as amended hereby, the Administration Agreement shall remain in full force and effect.

         (b) This Amendment to Administration Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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         IN WITNESS WHEREOF, each party hereto has caused this Amendment to
Administration Agreement to be executed by its duly authorized officer, as the case may be, as of the date and year first above written.


                                            HARDING, LOEVNER FUNDS, INC.

                                            By:
                                                -------------------------------
                                                Name:  David R. Loevner
                                                Title: President


                                            STATE STREET BANK AND TRUST COMPANY

                                            By:
                                                -------------------------------
                                                Name:  Joseph L. Hooley
                                                Title: Vice Chairman